Exhibit 10.6

QUANERGY SYSTEMS, INC.

AMENDED AND RESTATED RETENTION PLAN

APPROVED BY THE BOARD OF DIRECTORS ON NOVEMBER 5, 2019

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS ON APRIL 19, 2021

This Retention Plan (the “Plan”) is established effective October 1, 2019 by Quanergy Systems, Inc., a Delaware corporation (the “Company”).

1. Purpose. The Company considers it essential to the operations of the Company and in the best interests of its stockholders to induce certain employees to continue their service with the Company through the completion of a potential Covered Transaction (as defined below). Therefore, the Board of Directors of the Company (the “Board”) has adopted the Plan to reinforce and encourage the continued attention and dedication of the employees and other service providers of the Company who are, from time to time, designated by the Board, or an authorized committee of the Board, as participants under this Plan (each, a “Participant” collectively, the “Participants”), to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Covered Transaction. The Plan is meant to supplement and work in conjunction with, and not to replace, the Company’s other incentive programs, such as its equity awards, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.

2. Definitions

(a) “Acquisition” means (A) a merger or consolidation in which (I) the Company is a constituent party or (II) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of any convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); (B) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (C) a transaction or series of related transactions in which a person or entity, or a group of related persons or entities, acquires from stockholders of the Company shares representing more than seventy five (75%) of the outstanding voting securities of the Company; provided that, in each case such transaction meets the requirements of the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

(b) “Administrator” has the meaning provided in Section 3(a) below.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, with respect to a particular Participant: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) such Participant’s gross misconduct; or (vi) such Participant’s failure to adequately perform his or her work function, as reasonably determined by the Company from time to time and consistent with the participant’s offer letter or employment agreement. The determination that a termination of the Participant’s employment or service is either for Cause or without Cause shall be made by the Company in its sole discretion.

(e) “Covered Transaction” means either (i) an “Acquisition”, (ii) an “IPO”, or (iii) a “SPAC Transaction”; provided, that to the extent required to comply with Section 409A of the Code, an event will not be considered a Covered Transaction unless it also qualifies as a “change in control event” under Section 409A of the Code.

(f) “Closing” means (a) with respect to an Acquisition, the date such Acquisition is consummated, (b) with respect to an IPO, the closing date of such IPO, and (c) with respect to a SPAC Transaction, the date the merger or similar transaction closes.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Common Stock” means the Company’s Common Stock, $0.0001 par value.

(i) “Fair Market Value” means the value determined, in good faith, by the Board (or the Administrator, as applicable) as of the applicable date in its sole discretion in accordance with Section 409A to the extent applicable, and such determination will be final and binding.

(j) “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

(k) “Securityholders” means the stockholders, optionholders, convertible note holders and warrant holders of the Company.

(l) “SPAC Transaction” means a merger (or similar transaction) with a special purpose acquisition company, the result of which that any class of common stock of the Company or the parent or successor entity of the Company is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange.

3. Administration

(a) Administrator. Prior to the Closing, the Board or any committee of the Board or officer(s) of the Company that has been delegated such authority will administer the Plan (the “Administrator”). From and after the Closing, the Administrator will be a person designated by the Board (such as the Securityholder representative in connection with the Covered Transaction) prior to or in connection with a Covered Transaction, provided that any such person acting as Administrator may not increase the Retention Bonus for such person, or otherwise benefit such person to the detriment of other Participants. If the Board does not affirmatively designate an Administrator prior to the Closing, the Administrator will be the Board of Directors of the acquiring or surviving corporation in a Covered Transaction.

(b) Administrative Authority. The Administrator will have the sole discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan. The Administrator will have final authority to determine, in its sole discretion, the amount of any Retention Bonus hereunder, and any benefits to be paid or allocated to Participants hereunder, and all actions taken by the Administrator in good faith in interpreting the terms of the Plan and administering the Plan will be final and binding on all Participants.

4. Eligibility

(a) Designation of Participants. Prior to the Closing, the Board may from time to time select certain employees of the Company to be Participants in the Plan (or the Board may approve proposed Participants recommended by the Company’s management) and award the right to receive a bonus under the Plan to such Participants. In addition, the Board may delegate to the Administrator the ability to select employees of the Company to be Participants under the Plan and award the right to receive a bonus under the Plan to such Participants, subject to any limitations that the Board may impose on such authority. Each Participant will receive a Participation Notice in the form attached as Attachment I (as may be revised by the Board from time to time), which will contain the Participant’s proposed bonus (the “Retention Bonus”) as well as such other terms as the Board deems necessary or advisable in the administration of the Plan. Once awarded, except as otherwise provided herein, the Retention Bonus may not be reduced except by the written agreement of the parties, as approved by the Board and as evidenced by the execution of an amended Participation Notice signed by a duly authorized officer of the Company and the affected Participant.

(b) Continuous Service Requirement; Release; Other Conditions. To be eligible to receive the Retention Bonus under this Plan, a Participant must (i) sign the Participation Notice governing such Participant within 30 days after being provided such Participation Notice; (ii) except as provided in Section 5(b), be an active employee of or service provider to the Company on the date of Closing; (iii) execute and allow to become effective a general release of claims in substantially the form of attached as Exhibit A (as may be revised to comply with applicable law or upon request by the acquiror in the Covered Transaction) within 30 days following the Closing; and (iv) otherwise fully comply with the terms and conditions of this Plan.

5. Determination of Retention Bonus and Timing of Payment

(a) Payment following Closing. A Participant’s Retention Bonus will be paid to the Participant in two equal installments, within ten (10) days of the first and second anniversaries of the Closing; provided that the Participant remains an active employee of or service provider to the Company on such anniversary dates.

(b) Effect of Termination. Notwithstanding Section 5(a), if a Participant is terminated by the Company without Cause (other than as a result of his or her death or disability) upon the Closing or within two years following the Closing, then he or she will be entitled to receive the entire unpaid Retention Bonus to the extent not already paid pursuant to Section 5(a), and such Retention Bonus will be paid in a lump sum by the thirtieth (30th) day following the later of your date of termination and the effective date of the Release; provided that if the return deadline and post-execution revocation period specified in the Release crosses tax years, the Retention Bonus will in any event be paid on the first business day of the later tax year after effectiveness of the Release.

(c) Form of Payment. The Retention Bonus will be paid solely in cash.

6. Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for a Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company or any stockholder be liable to any Participant for any amounts not paid as a result of the operation of this Section 6. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Participant and the Company within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company. For purposes of clarity, this Section 6 does not preclude the Company and a Participant from submitting any Payment for approval by the Company’s stockholders in the manner provided in Treasury Regulations Section 1.280G-1, Q/A 7 in order to exempt such Payment from classification as a parachute payment within the meaning of Section 280G of the Code.

7. Section 409A. The provisions regarding all payments to be made under the Plan will be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. The Administrator may impose additional rules and requirements from time to time in order to comply with Section 409A of the Code, which will not require the consent of any Participant. The Company makes no representation or warranty and will have no liability to any Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code (or any similar state tax law) that are subject to certain additional federal, State or other taxes. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan.

8. Miscellaneous.

(a) Amendment of the Plan. The Board of Directors may amend the Plan subject to the restrictions contained in this Section 8(a). Any amendment following the Closing, other than pursuant to Section 7 related to Section 409A compliance, which is adverse to the Participants will also require the written consent of the a majority of the Participants. In addition, if any such amendment following the Closing materially and adversely affects the then-existing rights of any particular Participant in a manner which does not similarly impact the other Participants, such amendment will also require the separate written consent of such adversely affected Participant.

(b) Termination of the Plan. This Plan, and any rights granted hereunder, will terminate and no amounts will be earned and payable hereunder as of and effective on the earliest to occur of: (i) any liquidation, dissolution or winding up of the Company and (ii) at such time as all earned payments due under the Plan have been paid. Following a termination of this Plan, the Company will have no further obligations under this Plan, including the obligation to make the payment of any Retention Bonus, except with respect to a Covered Transaction for which a definitive agreement was entered into prior to termination of the Plan.

(c) No Guarantee of Employment or Continued Service. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment or engagement as a service provider with the Company. The employment or engagement of a Participant by the Company will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

(d) No Equity Interest; Status as Creditor. Neither the Plan nor the grant of the right to receive a Retention Bonus hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. The right to receive a Retention Bonus does not constitute a “security” of the Company. A Participant’s sole right under the Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

(e) Assignment or Transfer; Assumption by Acquiror. A Participant’s rights in an interest under the Plan may not be assigned or transferred except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void. The Company may assign the Plan and the obligations to pay Retention Bonuses hereunder to the acquiring or surviving corporation in the Covered Transaction, and if so assigned then the Company’s obligations to pay the Retention Bonuses to Participants under the Plan will be deemed to have been appropriately satisfied.

(f) Unfunded Plan. The Plan will be unfunded and will not create (or be construed to create) a trust or separate fund. Likewise, the Plan will not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Participant. Neither the Plan nor the award of rights to receive a Retention Bonus hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

(g) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws of such state.

(h) Tax Withholding. The Company will have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments. Without limiting the forgoing, the Company or an acquiror may, in its sole discretion, satisfy the tax withholding obligations by withholding from any securities otherwise issuable to a Participant pursuant to the Plan a number of whole shares having a Fair Market Value, as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law, and require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment.

(i) Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(j) Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(k) Confidentiality. A Participant must keep this Plan and his or her eligibility and rights hereunder (including his or her Participation Notice) confidential except (i) to the extent reasonably required in connection with the performance of his or her responsibilities for the Company and/or the acquiring or surviving corporation in the Covered Transaction and (ii) to his or her family and tax or legal advisors, provided they agree to keep this Plan and the Participant’s eligibility and rights hereunder confidential.

EXHIBIT A

FORM OF RELEASE AGREEMENT

Quanergy Systems, Inc. Company (the “Company”) has agreed that if I choose to sign this release (the “Release”), the Company will extend to me certain incentive benefits (less standard withholdings and deductions) pursuant to the terms of the Retention Plan (the “Plan”), a copy of which has been provided to me with this Release.

In consideration for the incentive benefits I would receive under the Plan, I hereby release the Company and its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, successors, assigns, agents and attorneys (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, [INSERT IF THE PARTICIPANT IS 40 YEARS OR OLDER: the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”)], the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s charter documents, any applicable directors’ and officers’ insurance policy or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any claims for payment that I am entitled to receive pursuant to the terms of the definitive agreement entered into in connection with the Covered Transaction, and (iv) any rights to vested benefits or compensation, including, without limitation, salary for the current pay period and reimbursable business expenses of the Company in which I participate, each of which will be paid in accordance with the existing payroll policies and procedures of the Company. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or the Employer. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

[INSERT IF THE PARTICIPANT IS 40 YEARS OR OLDER: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have [USE THIS IN THE CASE OF INDIVIDUAL TERMINATION: twenty-one (21)] [USE THIS IN THE CASE OF GROUP TERMINATION: forty-five (45)] days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).]

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I further acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to my release of unknown claims.

AGREED TO AND ACCEPTED:

Participant Signature:
Printed Name:
Date:

2

ATTACHMENT I

PARTICIPATION NOTICE

[DATE]

Dear [PARTICIPANT]:

The Board of Directors of Quanergy Systems, Inc., a Delaware corporation (the “Company”), has adopted the Quanergy Systems, Inc. Retention Plan (the “Plan”) to encourage key employees and other service providers to continue their service with the Company and to exert their best efforts for the benefit of the Company. The Company is pleased to invite you to participate in the Plan and to offer you an award in accordance with the terms of this letter and the Plan as of the date first set forth above. The terms of the Plan are detailed in the copy of the Plan (excluding any schedules and exhibits thereto) that has been provided to you, and those terms are incorporated in and made a part this letter.

As described in more detail in the Plan, the Plan entitles you to a portion of a Bonus Pool to be created upon the Closing of a Covered Transaction. You have been awarded a Maximum Potential Retention Bonus equal to $________, which will be used to calculate your actual bonus in connection with an actual transaction—this is referred to in the Plan as your “Retention Bonus.”

In order to be eligible to receive the Retention Bonus under the Plan, you must (a) sign and return this letter within 30 days; (b) be employed by or otherwise providing services to the Company on the date of the Closing of the Covered Transaction and, except as provided in Section 5(b) of the Plan, employed by or otherwise providing services to the Company on the first and second anniversaries of the Closing of the Covered Transaction; (c) execute and allow to become effective a general release of claims in the form provided by the Company upon the Closing of a Covered Transaction; and (d) otherwise fully comply with the terms and conditions of the Plan.

This letter and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements (oral or written) between you and the Company concerning such subject matter. In the event of a conflict between the terms of this letter and the terms of the Plan, the terms of the Plan will govern your Retention Bonus.

By signing below, you acknowledge (i) your participation in the Plan, (ii) that you have received and read a copy of the Plan, which is confidential, and (iii) that you agree that any Retention Bonus is subject to all of the terms and conditions of the Plan and this letter.

Congratulations on being selected to participate in the Plan.

QUANERGY SYSTEMS, INC.

By:
Kevin Kennedy, Chief Executive Officer

AGREED TO AND ACCEPTED

[Participant Name]